EXHIBIT 99.1 NEWS RELEASE DATED May 2, 2007

News Release: May 2, 2007

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Declares First Quarter
2007 Dividends

Seattle - The Board of Directors of the Federal Home Loan Bank of Seattle (Seattle Bank) has declared cash dividends on two classes of stock outstanding during the first quarter of 2007. The Seattle Bank will pay $3.2 million or $.15 per share on an average of approximately 21.3 million shares of Class B stock outstanding during the first quarter of 2007, which represents a 50 percent increase over the previous quarter's Class B dividend. The Seattle Bank issues Class B stock to support membership in the Seattle Bank cooperative and advances made to its members.

The Seattle Bank will pay $4,300 or $1.29 per share on an average of approximately 3,300 shares of Class A stock outstanding during the first quarter of 2007. Class A stock is available only to members that have fully utilized their Class B stock and want to increase their borrowings with the bank. The growth in advances associated with the growth in Class A stock is expected to generate sufficient revenue to pay a market-rate dividend on Class A stock and, by strengthening the financial position of the cooperative, benefit both classes of stock.

According to Seattle Bank President and CEO Richard M. Riccobono, "the Board of Directors elected to pay a market-rate dividend on Class A stock to encourage new capital investment in the Seattle Bank cooperative, promote the growth of its advance business, and enhance overall earnings. We also expect that the growth in advances supported by Class A stock will improve the mix of advances at the Seattle Bank and, eventually, better position the cooperative to repurchase excess Class B stock."

The dividends, which are based on first quarter 2007 earnings of $10.6 million, will be paid in May 2007. The Seattle Bank expects to release its first quarter 2007 financial results on or around May 11, 2007.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 375 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance and future bank actions, including the payment of dividends, may differ materially from projections because of many factors. Such factors may include, but are not limited to, business and capital management plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's Form 10-K for the year ended December 31, 2006. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.